EXHIBIT 4.1

AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT

This Amendment No. 1 to the Rights Agreement, dated as of March 27, 2005 (this “Amendment”), between SunGard Data Systems Inc. (the “Company”) and Wells Fargo Bank, N.A., as rights agent (the “Rights Agent”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement, dated as of July 18, 2000 (the “Rights Agreement”), setting forth the terms of the Rights (as defined therein);

WHEREAS, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement pursuant to the provisions of Section 27 of the Rights Agreement; and

WHEREAS, the Board of Directors of the Company (the “Board of Directors”), on March 27, 2005, resolved that the Agreement and Plan of Merger, dated as of March 27, 2005, between Solar Capital Corp. and the Company (the “Merger Agreement”), and the Merger (as defined in the Merger Agreement), are fair to and in the best interests of the Company and its stockholders.

NOW THEREFORE, in consideration of the premises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

SECTION 1. Amendment to Rights Agreement. The Rights Agreement is hereby amended as follows:

(a) The definition of “Acquiring Person” in Section 1(a) is amended by inserting the following as a new paragraph at the end of such definition:

“Notwithstanding anything in this Section 1(a) to the contrary, none of Solar Capital Corp., a Delaware corporation (“Merger Co”), or any of its Affiliates, Associates or stockholders, or the general partners, limited partners or members of such stockholders (the “Exempted Persons”), either individually, collectively or in any combination, shall be or be deemed to be an “Acquiring Person” solely by virtue of or as a result of (i) any agreements, arrangements or understandings among all or any of the Exempted Persons in connection with the Merger Agreement or the Merger, (ii) the execution and delivery of the Merger Agreement or (iii) the acquisition of any Shares pursuant to the Merger Agreement or the consummation of the Merger (the transactions described in clauses (i), (ii) and (iii), the “Exempted Transactions”).

(b) Section 1 is amended by inserting the following subsections at the end of such Section 1:

“(r) “Merger” shall have the meaning set forth in the Merger Agreement.”

“(s) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of March 27, 2005, between Merger Co and the Company.”

“(t) “Shares” shall have the meaning set forth in the Merger Agreement.”

(c) The definition of “Beneficial Owner” in Section 1(c) is amended by inserting the following sentence at the end of such definition:

“Notwithstanding anything in this Section 1(c) to the contrary, none of the Exempted Persons, either individually, collectively or in any combination, shall be deemed to be a “Beneficial Owner” of or to “beneficially own” any securities beneficially owned, directly or indirectly, by any other Exempted Person solely by virtue of or as a result of any Exempted Transaction.”

(d) The definition of “Shares Acquisition Date” in Section 1(n) is amended by inserting the following sentence at the end of such definition:

“Notwithstanding anything in this Section 1(n) to the contrary, a “Shares Acquisition Date” shall not be deemed to have occurred solely by virtue of or as a result of the public announcement of any Exempted Transaction.”

(e) Section 3(a) is amended by inserting the following sentence at the end of such Section 3(a):

“Notwithstanding anything in this Agreement to the contrary, a “Distribution Date” shall not be deemed to have occurred solely by virtue of or as a result of any Exempted Transaction.”

(f) Section 7(a) is hereby amended to read in its entirety as follows:

“(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share (or such other number of shares or other securities) as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on July 20, 2010 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur.”

(g) Section 25(a) is amended by inserting the following sentence at the end of such Section 25(a):

“Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to give any such notice in connection with any Exempted Transaction.”

(h) A new Section 35 is added to read in its entirety as follows:

“SECTION 35. Termination. Immediately prior to the Effective Time, but only if the Effective Time shall occur, (a) this Agreement shall be terminated and be without any further force or effect, (b) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire Preferred Shares or any other securities of the Company or of any other Person. Notwithstanding the foregoing, Section 18 hereof shall survive the termination of this Agreement.”

SECTION 2. Full Force and Effect. As herein modified, the Rights Agreement shall remain in full force and effect and is hereby ratified and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

SECTION 3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be as effective as delivery of a manually executed counterpart of this Amendment.

SECTION 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and to be performed entirely within such State.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be duly executed as of the date first written above.

ATTEST:		SUNGARD DATA SYSTEMS INC.

By	/s/ Leslie S. Brush	By	/s/ Michael J. Ruane
Name:	Leslie S. Brush	Name:	Michael J. Ruane
Title:	Vice President-Legal and Chief Governance Officer	Title:	Senior Vice President-Finance and Chief Financial Officer

ATTEST:		WELLS FARGO BANK, N.A.

By	/s/ Darren Larson	By	/s/ John D. Baker
Name:	Darren Larson	Name:	John D. Baker
Title:	Vice President	Title:	Vice President

CERTIFICATION OF COMPLIANCE WITH SECTION 27 OF RIGHTS AGREEMENT

The undersigned officer of SunGard Data Systems Inc. (the “Company”), being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company, dated March 27, 2005, hereby certifies to Wells Fargo Bank, N.A., as rights agent, that the Amendment No. 1 to the Rights Agreement is in compliance with the terms of Section 27 of such agreement.

SUNGARD DATA SYSTEMS INC.

By	/s/ Michael J. Ruane
Name:	Michael J. Ruane
Title:	Senior Vice President-Finance and Chief Financial Officer

Acknowledged and Agreed:

WELLS FARGO BANK, N.A.

By	/s/ John D. Baker
Name:	John D. Baker
Title:	Vice President